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                                                                    EXHIBIT 99.1

              FOR:                 THE MACERICH COMPANY

              FOR RELEASE:         Immediately

              CONTACT:             Arthur Coppola
                                   President and Chief Executive Officer
                                          or
                                   Thomas O'Hern
                                   Chief Financial Officer
                                   (310) 394-6911


               THE MACERICH COMPANY ISSUES $150 MILLION OF 7.25 PERCENT
                         CONVERTIBLE SUBORDINATED DEBENTURES


         (Santa Monica, CA), June 30, 1997 -- The Macerich Company (NYSE Symbol:MAC) announced today that it has issued and sold $150 million of Convertible Subordinated Debentures due 2002 (the "Debentures"). The Debentures, which were sold at par, bear interest at 7.25 percent per annum (payable semi-annually) and are convertible at any time on or after 60 days from the date of issue into shares of Common Stock of The Macerich Company at a conversion price of $31.125 per share. The conversion price represents an 10.2 percent premium over the June 19, 1997 (trade date) NYSE closing price of $28.25 per share. The Debentures mature on December 15, 2002 and are callable by the Company after June 15, 2002 at par plus accrued interest.

         The Company has used the net proceeds from the financing principally to repay floating rate indebtedness. The Company intends to use the balance of the net proceeds for general corporate purposes, including acquisition and redevelopment activities.

         The Debentures were sold in Europe and in the United States pursuant to Regulation S and Rule 144A, respectively, under the Securities Act of 1933 (the "Securities Act"). The Debentures are listed for trading on the Luxembourg Stock Exchange and are eligible for trading through the PORTAL Market. However, the Debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         The Macerich Company is a fully-integrated, self-administered and self-managed real estate investment trust, which focuses on the acquisition and redevelopment of regional malls. Macerich currently owns interests in 24 malls and three community centers, totaling approximately 20.1 million square feet. Additional information can be obtained by accessing the company's website@www.macerich.com.

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